Exhibit (d)(5)

EXECUTION VERSION

October 21, 2012

Global Generations International Inc.

c/o Permira Advisers LLC

64 Willow Place, Suite 101

Menlo Park, CA 94025

Attention: Brian Ruder

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Jasmine Ventures Pte Ltd (the “Investor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, shares of common stock of Global Generations International Inc., a Delaware corporation (“Parent”). It is contemplated that, (i) pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Global Generations Merger Sub Inc. a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Ancestry.com Inc., a Delaware corporation (the “Company”), Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”) and (ii) in connection with the transactions contemplated by the Merger and concurrently herewith, Parent, the Investor and each of the other parties providing the Other Equity Commitments (as defined below), are entering into an Interim Investors Agreement (the “Interim Investors Agreement”), which sets forth the agreements of such parties with respect to, among other things, certain matters set forth herein. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1. Commitment. The Investor hereby commits, subject to the terms and conditions set forth herein, that at or prior to the Closing, the Investor shall purchase, or cause the purchase of, the percentage amount of the total shares of common stock of Parent set forth opposite the Investor’s name in column 2 (Percentage) of Schedule A attached hereto for the amount of cash set forth opposite its name in column 3 (Total Commitment) of Schedule A attached hereto (the aggregate amount paid by the Investor, the “Commitment”, and the aggregate amount paid by all the Investors, the “Commitments”), which amount shall be used by Parent, together with the cash funds provided pursuant to the other equity commitment letters (the “Cash Commitments”, and the shares of Common Stock, Company Options and Company RSU Awards to be contributed to Parent by the Rollover Investors pursuant to the Rollover Contribution Agreements, the “Company Equity Commitments”) contemplated by the Merger Agreement and executed concurrently herewith (such other Cash Commitments and Company Equity Commitments, the “Other Equity Commitments”), solely for the purpose of allowing Parent to fund, to the extent necessary, a portion of the amounts payable by Parent at the Closing pursuant to, and in accordance with, the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, and related costs and expenses of Parent; provided, that the Investor shall not, under any circumstances, be obligated to contribute to Parent at any time more than the amount of the Commitment set forth opposite its name in column 3 (Total Commitment) of Schedule A attached hereto; provided, further, that the aggregate amount of liability of the

Investor under this letter agreement shall at no time exceed the aggregate amount set forth opposite the name of the Investor in column 3 (Total Commitment) in Schedule A attached hereto. The Investor may effect the purchase of shares of common stock of Parent directly or indirectly through one or more affiliated entities; provided, that no such action shall reduce the amount of the Investor’s Commitment or otherwise affect the obligations of the Investor under this letter agreement. The amount of the Commitments to be funded under this letter agreement may not be reduced without the prior written consent of the Investor. Without limiting the foregoing, if Parent does not require all of the Commitments and the Other Equity Commitments in order to pay the amounts payable by Parent at the Closing pursuant to, and in accordance with, the Merger Agreement (and any related costs and expenses), any such reduction in equity financing shall be applied pro rata among the Commitments (if consented to by the Investor) and the Other Equity Commitments based on the amount of each respective commitment prior to giving effect to any such reduction. For the avoidance of doubt, the Commitment is payable only at the Closing upon written notice from Parent to the Investor of the satisfaction of the conditions set forth in Section 2(a) hereof (such conditions, the “Conditions,” and such notice the “Parent Notice”) and only for the uses described above, and the Commitment shall not be payable at any other time, under any other circumstance or for any other purpose. Parent may direct the Investor to pay the Commitment to a parent entity of Parent; provided that such parent entity has agreed in writing that it will pay the Commitment to Parent immediately upon the receipt of such payment (which agreement shall be reasonably satisfactory to the Company and shall not be amended without the approval of the Company). Parent hereby agrees to deliver the Parent Notice promptly (and in any event within one (1) calendar day) following the satisfaction of the Conditions.

2. Conditions. The obligation of the Investor to fund or cause the funding of the Commitment shall be subject to (a) the satisfaction in full, or waiver by Parent, of each of the conditions to Parent’s obligations to consummate the transactions as set forth in Sections 6.1 and 6.3 of the Merger Agreement (other than those conditions (i) that by their nature are to be satisfied at Closing or (ii) the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements contained in the Merger Agreement), (b) Parent having received (simultaneously with, or prior to, the Closing), the proceeds of the Debt Financing, (c) (i) the concurrent funding of the other Cash Commitments and (ii) the contribution to Parent of the Company Equity Commitments and (d) (i) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement or (ii) the Company having irrevocably confirmed in writing that if an order of specific performance is granted that would require Parent to consummate the Merger and the Debt Financing, the financing contemplated by this letter agreement and the financing contemplated by the Other Equity Commitments are funded, the Closing will occur.

3. Enforceability. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. Notwithstanding the foregoing, (i) the Company shall be, and is intended to be, a third party beneficiary of the first sentence of Section 4 hereof, the last two sentences of Section 1 hereof and (ii) if and to the extent (x) the Company has a right to seek specific performance pursuant to Section 8.5 of the Merger Agreement, the Company is hereby made a third party beneficiary of the rights granted to Parent herein and shall, subject to the terms and conditions set forth in Section 8.5 of the Merger Agreement, be entitled to an injunction, specific performance and other equitable remedies to enforce the Commitments to be funded pursuant to this letter agreement or (y) the Sponsor has the right to enforce the terms of the letter agreement pursuant to Section 2.5 of the Interim Investors Agreement, the Sponsor is hereby made a third-party beneficiary of the rights granted to Parent herein and shall be entitled to seek an injunction, specific performance and other equitable remedies to enforce the Commitments to be funded pursuant to this letter agreement. Subject to the terms and conditions of this letter agreement, the Company or the Sponsor, as applicable, shall have the right to enforce the Commitments directly against the Investor in such party’s own name irrespective of whether Parent pursues such injunction, specific performance or other equitable remedies. In no event shall this letter agreement or the Commitments herein be enforced by any Person unless each of the unfunded Other Equity Commitments is being concurrently enforced by such Person.

4. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of the Company, Parent and the Investor. Together with the Merger Agreement and the Interim Investors Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of their Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 1 and Section 5 hereof, no transfer of any rights or obligations hereunder, including by operation of law or otherwise, shall be permitted without the prior written consent of the Company, Parent and the Investor. Any transfer in violation of the preceding sentence shall be null and void.

5. Assignment. This letter agreement and the Investor’s Commitment hereunder shall not be assignable to any other Person without the prior written consent of the other parties hereto and the Company, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Investor may assign all or a portion of its obligations to fund the Commitment to one or more of its Affiliates (other than Parent or any subsidiary thereof); provided, however, that no such assignment shall relieve the Investor from any of its obligations hereunder. The Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the Commitments set forth herein.

6. Governing Law; Submission to Jurisdiction. This letter agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this letter agreement, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of New York without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue in any New York state or federal court within the Borough of Manhattan in New York, New York in connection with any dispute arising out of or relating to this letter agreement or any of the transactions contemplated hereby and each party hereby irrevocably waives, and agrees not to assert, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute or that this letter agreement may not be enforced by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable law, over the subject matter of such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in any manner permitted by applicable law shall be valid and sufficient service thereof. Notwithstanding anything herein to the contrary, each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party (at the c/o address set forth below), with copies of such process, summons, notice or document sent as provided below, as the case may be, will be effective service of process for any action, suit or proceeding brought in any court identified in this Section 6.

If to Parent:

c/o Permira Advisers LLC

64 Willow Place, Suite 101

Menlo Park, CA 94025

Attention: Brian Ruder

With copies to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert Schwenkel & Brian Mangino

Facsimile: (212) 859-4000

If to Investor:

c/o GIC Special Investments Pte Ltd

One Bush Street, Suite 1100

San Francisco, CA 94104

Attention: R. Eric Wilmes

With copies to:

Government of Singapore Investment Corporation Pte Ltd

168 Robinson Road

#37-01 Capital Tower

Singapore 068912

Attention : General Counsel

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Susan D. Lewis and Asi Kirmayer

Facsimile: (212) 839-5599

Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

7. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS LETTER AGREEMENT OR THE RELATIONSHIPS OF THE UNDERSIGNED. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Counterparts. This letter agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic mail with attachment in pdf format), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9. No Third Party Beneficiaries. Except as expressly set forth in Section 3 hereof, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement.

10. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor, Parent and the Company; provided, however, that the Investor, Parent and the Company may disclose the existence of this letter agreement to the extent required by applicable law, regulation or legal process or to each party’s respective Affiliates, officers, directors, employees, advisors, representatives, auditors, agents and financing sources.

11. Termination. This letter agreement, and the obligation of the Investor to fund the Commitments will terminate automatically and immediately, without any further action by any party hereto, upon the earliest to occur of (a) the consummation of the Merger, (b) the termination of the Merger Agreement (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 11(b)), any Other Equity Commitment or any Funding Agreement, in accordance with its terms, (c) without limiting any of the Company’s rights against Parent or Merger Sub under the Merger Agreement, the commencement by the Company or any of its Affiliates of a lawsuit or other legal proceeding asserting any claim (whether in tort, contract or otherwise) under, or in respect of, the Merger

Agreement, this letter agreement or any Other Equity Commitment or the transactions contemplated hereby or thereby against any Investor Affiliates (as defined below), other than any claim by the Company or any of its Affiliates under Section 3 of this letter agreement or any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under the Merger Agreement in accordance with the terms and conditions thereof and (d) the first anniversary of the date hereof; provided that, in the event a claim by the Company or any of its Affiliates under Section 3 of this letter agreement or any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under the Merger Agreement is then pending, this letter agreement shall not terminate under clause (d) until any such claim has been resolved in a final non-appealable decision by a court of competent jurisdiction.

12. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this letter agreement, except in the case of fraud or willful misconduct of the Investor, Parent acknowledges and agrees that no Person other than the Investor (and any assignee permitted in accordance with Section 5 hereof) has any obligation hereunder or, except for Parent, in connection with the transactions contemplated hereby and that, notwithstanding that the Investor (or any assignee permitted in accordance with Section 5 hereof) may be a limited partnership or limited liability company, no Person has any right of recovery under this letter agreement against, and no recourse under this letter agreement or under any document or instrument contemporaneously delivered herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than any assignees permitted in accordance with Section 5 hereof), members, managers or general or limited partners of the Investor, or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager or Affiliate (other than any assignee permitted in accordance with Section 5 hereof) of any of the foregoing (collectively, but not including Parent, Merger Sub, the Investor or any assignee permitted in accordance with Section 5 hereof, the “Investor Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Investor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Investor Affiliate, as such, for any obligation of any Investor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Parent further agrees that neither it nor any of its Affiliates shall have any right of recovery against any Investor or any Investor Affiliates, whether by piercing of the corporate veil, by a claim on behalf of Parent against any Investor or any Investor Affiliates, or otherwise, except for Parent’s right to be capitalized by the Investor under and to the extent provided in this letter agreement and subject to the terms and conditions hereof. Parent hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against any Investor or any Investor Affiliate except for claims solely against any Investor under this letter agreement.

13. Relationship/Liability. Each party hereto acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Investor under this letter agreement are solely contractual in nature and (c) the determination of each of the Investor were independent of each other. Notwithstanding anything to the contrary contained in this letter agreement, the liability of the Investor hereunder shall be several, not joint and several, and the Investor shall not be liable for any amount hereunder in excess of the aggregate amount set forth opposite its name in column 3 (Total Commitment) of Schedule A attached hereto or such lesser amount as may be required to be paid by the Investor.

14. Representations and Warranties. The Investor hereby represents and warrants that (i) it has the financial capacity to fulfill its Commitment under this letter agreement, and that all funds necessary for the Investor to fulfill its Commitment under this letter agreement shall be available to the Investor for so long as this letter agreement shall remain in effect in accordance with Section 11 hereof; (ii) to the extent (if any) that its governing documents limit the amount it may commit to any one investment, its commitment hereunder is less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of such governing documents; (iii) it has the requisite power and authority to enter into and deliver this letter and to perform its obligations hereunder; and (iv) this letter has been duly and validly executed and delivered by the Investor and constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms.

[Signature page follows]

Very truly yours,

JASMINE VENTURES PTE LTD

By:	/s/ Eric Wilmes
Name: Eric Wilmes
Title: Authorized Signatory

Agreed to and accepted as of the date first written above:

Global Generations International Inc.

By:	/s/ Brian Ruder
Name: Brian Ruder
Title: President, Chief Executive Officer, and Secretary

Schedule A

Investor	Percentage	Total Commitment
Jasmine Ventures Pte Ltd	100%	$50,000,000